Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 dated January 22, 2024, of our auditor’s report dated October 25, 2023 with respect to the consolidated financial statements of BriaCell Therapeutics Corp. and its subsidiaries as at July 31, 2023 and July 31, 2022 and for each of the years in the two year period then ended, as included in the Annual Report on Form 10-K of BriaCell Therapeutics Corp. for the year ended July 31, 2023, as filed with the United States Securities Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 January 22, 2024.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

January 22, 2024

Mississauga, Canada

MNP LLP

Suite 900, 50 Burnhamthorpe Road W, Mississauga ON, L5B 3C2	T: 416.626.6000 F: 416.626.8650

MNP.ca